Exhibit 10.05
     2009-2014 Free On-Line Electronic Tax Filing Agreement Amendment
     WHEREAS, the Alliance and the IRS entered into a three year agreement which was published in the Federal Register (Vol. 67, No. 153, page 51621) on August 8, 2002 and executed on October 30, 2002, that set forth parameters to which industry members of the Alliance would offer online tax preparation and filing services to taxpayers at no cost to taxpayers (“Services”);
     WHEREAS, the Alliance and the IRS entered into agreement to extend the term of the original agreement, as modified, for an additional period of four years, from Oct. 30, 2005 until Oct. 30, 2009, on October 30, 2005;
     WHEREAS, both the Alliance and the IRS wish to extend this agreement to cover future filing seasons;
     NOW THEREFORE, the Alliance and the IRS, hereby mutually agree to amend and extend the agreement executed on October 30, 2002, as previously amended by the parties, subject to the following changes and additional conditions:
I. On an annual basis, the parties will review the Free File Program and decide what, if any, improvements need to be made for the next filing season. Any improvements agreed to by the parties shall be reflected in a Memorandum of Understanding on Service Standards and Disputes (‘MOU’) executed by the parties. Each prior MOU is revoked by promulgation of the most current version of a MOU signed by both parties. The Fifth MOU will be the current version at the inception of this Agreement.
II. IRS and the Executive Director annually revise the MOU between the parties that provides structure for the roles.
III. The terms of this agreement are final and binding unless and until it is superseded by a signed agreement between the parties. The IRS and the Alliance agree that this document and all prior original and supplemental signed agreements (other than MOUs) between the IRS and the Alliance remain in full force and effect unless the language of this latest document is inconsistent with such prior written terms, in which case the terms and language of this document shall control the actions of the parties in managing the program.
IV. This agreement will extend the term of the original agreement for an additional period of five years from October 30, 2009 through October 30, 2014. The IRS may terminate this renewal agreement (for the period October 30, 2009 through October 30, 2014) without cause, such termination to be effective 24 months after the date of written notice of such termination being sent to the Alliance.

/s/ MARK ERNST	5 Nov 09
Mark Ernst, Deputy Commissioner	Date
Internal Revenue Service

/s/ TIMOTHY D. HUGO	11-5-09
Timothy Hugo, Executive Director	Date
Free File Alliance, LLC

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